Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-137214

Prospectus Supplement No. 1

(To Prospectus dated September 8, 2006)

MERIX CORPORATION

$70,000,000

4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2013

and Shares of Common Stock Issuable Upon Conversion of the Notes,

No Par Value

This Prospectus Supplement No. 1 supplements the prospectus dated September 8, 2006, relating to the resale from time to time by selling securityholders of an aggregate of $70,000,000 of 4% Convertible Senior Subordinated Notes due 2013 issued by Merix Corporation in a private placement in May 2006, which we refer to as the notes, and the shares of common stock issuable upon conversion of the notes. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.

The following information updates the information provided in the table under “Selling Securityholders” for the selling securityholders named below:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Issuance Upon Conversion of Note (1)	Percentage of Common Stock Outstanding (2)
Mohican VCA Master Fund, Ltd (7)	4,000,000	5.71%	60,760	*
Thomas Weisel Partners Group (a)	4,000,000	5.71%	60,760	*
CC Arbitrage, Ltd (a) (9)	3,000,000	4.29%	45,570	*
CSS, LLC	1,500,000	2.14%	22,785	*
Harvest Capital, LP (11)	1,025,000	1.46%	15,570	*
Harvest Offshore Investors Ltd. (11)	2,084,000	2.98%	31,656	*
TE Harvest Portfolio (11)	1,891,000	2.70%	28,724	*
Wolverine Convertible Arbitrage Fund Trading Limited	12,900,000	18.43%	195,951	*

*	Less than 1%.
(a)	This selling securityholder is an affiliate of a registered broker-dealer and has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 68.2594 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion.”
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 20,399,834 shares of common stock outstanding as of October 5, 2006. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.
(7)	Mr. Eric Hage and Mr. Daniel Hage exercise voting power and investment control with respect to the securities listed in the table.
(9)	An investment manager under a management agreement, Castle Creek Convertible Arbitrage LLC, may exercise dispositive and voting power with respect to the securities listed in the table. Castle Creek Convertible Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allen Weine are the managing members of Castle Creek Convertible Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the securities listed in the table.
(11)	Harvest Management LLC is the managing member and exercises sole voting and investment power with respect to the securities listed in the table.

Investing in these securities involves risks. See the Risk Factors referenced on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 1 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 22, 2006